Exhibit 10.1

AGREEMENT BY AND BETWEEN
MetroBank, National Association
Houston, TX
And
The Comptroller of the Currency

MetroBank, National Association, Houston, TX (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”)wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller has found unsafe and unsound banking practices including practices relating to asset quality and earnings.

In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I

JURISDICTION

(1)           This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2)           This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3)           This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii). See 12 U.S.C. § 1831i.

(4)           This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(5)           All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:

Assistant Deputy Comptroller
Houston Field Office
1301 McKinney Street, Suite 1410
Houston, TX 77010

ARTICLE II

COMPLIANCE COMMITTEE

(1)           Within thirty (30) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least five (5) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller. The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Agreement.

(2)           The Compliance Committee shall meet at least monthly.

(3)           Within thirty (30) days of the date of this Agreement and quarterly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the action needed to achieve full compliance with each Article of this Agreement;

(b)	actions taken to comply with each Article of this Agreement; and

(c)	the results and status of those actions.

(4)           The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

ARTICLE III

LOAN PORTFOLIO MANAGEMENT

(1)           Within sixty (60) days, the Board shall review, revise, and thereafter ensure Bank adherence to its written program to improve the Bank's loan portfolio management. An acceptable program shall include, but not be limited to:

(a)	procedures to ensure satisfactory and perfected collateral documentation;

(b)	procedures to ensure that extensions of credit are granted, by renewal or otherwise, to any borrower only after obtaining and analyzing current and satisfactory credit information;

(c)	procedures to ensure conformance with loan approval requirements;

(d)	a system to track and analyze exceptions;

(e)	procedures to ensure conformance with Call Report instructions;

(f)	procedures to ensure the accuracy of internal management information systems;

(g)
a performance appraisal process, including performance appraisals, job descriptions, and incentive programs for loan officers, which adequately consider their performance relative to policy compliance, documentation standards, timeliness and accuracy in credit grading and recognition of nonaccrual loans, and other loan administration matters; and

(h)	procedures to track and analyze concentrations of credit, significant economic factors, and general conditions and their impact on the credit quality of the Bank’s loan and lease portfolios.

(2)           Upon revision, a copy of the program shall be forwarded to the Assistant Deputy Comptroller.

(3)           Within sixty (60) days, the Board shall review, revise, and thereafter ensure Bank adherence to effective monitoring systems. Acceptable effective monitoring systems shall include:

(a)	early problem loan identification to assure the timely and accurate identification and rating of problem loans and leases, including nonaccrual loans;

(b)	statistical records that will serve as a basis for identifying sources of problem loans and leases by industry, size, collateral, division, group, indirect dealer, and individual lending officer;

(c)	previously charged-off assets and their recovery potential;

(d)	compliance with the Bank's lending policies and laws, rules, and regulations pertaining to the Bank's lending function;

(e)	adequacy of credit and collateral documentation; and

(f)	concentrations of credit.

(4)           On a quarterly basis, management shall provide the Board with written reports. Acceptable written reports shall include, at a minimum, the following information:

(a)	the identification, type, rating, and amount of problem loans and leases;

(b)	the identification and amount of delinquent loans and leases;

(c)	credit and collateral documentation exceptions;

(d)	the identification and status of credit related violations of law, rule or regulation;

(e)	the identity of the loan officer who originated each loan reported in accordance with subparagraphs (a) through (d) of this Article and Paragraph;

(f)	an analysis of concentrations of credit, significant economic factors, and general conditions and their impact on the credit quality of the Bank’s loan and lease portfolios;

(g)	the identification and amount of loans and leases to executive officers, directors, principal shareholders (and their related interests) of the Bank; and

(h)	the identification of loans and leases not in conformance with the Bank's lending and leasing policies, and exceptions to the Bank’s lending and leasing policies.

(5)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program and systems developed pursuant to this Article.

ARTICLE IV

CONSTRUCTION LOAN UNDERWRITING STANDARDS

(1)           Within ninety (90) days, the Board shall review, revise, and thereafter ensure Bank adherence to its written program to improve its construction loan underwriting standards. An acceptable program shall include, but not be limited to, procedures for ensuring that:

(a)	market feasibility analyses are performed on construction projects;

(b)	construction budgets are analyzed internally for adequacy and reviewed by third parties for large loans and/or specialized industries (e.g. health care);

(c)	contractor due diligence is performed;

(d)	cash flow analyses are performed on construction loan borrowers;

(e)	current rental and sales information is maintained on all construction projects;

(f)	periodic inspections are performed on all construction projects; and

(g)
all construction loans are either in conformity with the Bank's construction loan policies and procedures or in compliance with the Bank's written provisions for exceptions to loan policies and procedures.

(2)        Upon revision, the Board shall submit a copy of the program to the Assistant Deputy Comptroller for review.

(3)        The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE V

COMMERCIAL REAL ESTATE CONCENTRATION RISK MANAGEMENT

(1)           Within ninety (90) days, the Board shall review, revise, and thereafter ensure Bank adherence to a written commercial real estate (CRE) concentration risk management program consistent with OCC Bulletin 2006-46. An acceptable program shall include, but not necessarily be limited to, the following:

(a)	Ongoing risk assessments to identify potential CRE concentrations in the portfolio, including exposures to similar or interrelated groups or borrowers;

(b)	Board and management oversight of CRE concentrations, to include:

(i)	policy guidelines and an overall CRE lending strategy, including actions required when the Bank approaches the limits of its CRE guidelines;

(ii)	procedures and controls to effectively adhere to and monitor compliance with the Bank's lending policies and strategies;

(iii)	regular review of information and reports that identify, analyze, and quantify the nature and level of risk presented by CRE concentrations; and

(iv)	periodic review and approval of CRE risk exposure limits;

(c)
Portfolio management, to include internal lending guidelines and concentration limits that control the Bank's overall risk exposure to CRE, and a contingency plan to reduce or mitigate concentrations in the event of adverse market conditions;

(d)	Management information systems, to provide sufficient timely information to management to identify, measure, monitor, and manage CRE concentration risk;

(e)
Periodic market analysis, to provide management and the Board with information to assess whether the CRE lending strategy and policies continue to be appropriate in light of changes in CRE market conditions;

(f)	Credit underwriting standards for CRE, to include:

(i)	maximum loan amount by type of property;

(ii)	loan terms;

(iii)	pricing structures;

(iv)	collateral valuation;

(v)	loan-to-value limits by property type;

(vi)	requirements for feasibility studies and sensitivity analysis or stress testing;

(g)	minimum requirements for initial investment and maintenance of hard equity by the borrower; and

(h)	minimum standards for borrower net worth, property cash flow, and debt service coverage for the property;

(i)	Portfolio stress testing and sensitivity analysis of CRE concentrations;

(j)	Credit risk review of CRE, to include an effective, accurate, and timely risk-rating system; and

(k)	an action plan approved by the Board to reduce the risk of any concentration deemed imprudent in the above analysis.

(2)           Upon revision, a copy of the program shall be forwarded to the Assistant Deputy Comptroller. The Board shall also forward a copy of any analysis performed on existing or potential CRE concentrations to the Assistant Deputy Comptroller.

(3)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE VI

PROBLEM LOAN IDENTIFICATION

(1)           Within ninety (90) days, the Board shall review, revise, and thereafter ensure Bank adherence to a program to ensure lending officers identify in a timely and accurate manner nonaccrual loans and loans rated "Special Mention", "Substandard", "Doubtful", and "Loss." An acceptable program shall include:

(a)	Providing training to lending staff on recognition of nonaccrual loans and loan grading within ninety (90) days, with subsequent refresher training as needed; and

(b)
Ensuring officer accountability by including accuracy and timeliness of recognition of nonaccrual loans and loan grading in the annual performance evaluation of each loan officer and each member of lending area management.

(2)           In order to ensure the accuracy and timeliness of recognition of nonaccural loans and the loan ratings assigned, the Board shall increase the frequency of internal loan review from annual to a risk-based approach.

(3)           The Board shall ensure the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE VII

CRITICIZED ASSETS

(1)           The Bank shall take continuing action to protect its interest in those assets criticized in the ROE, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.

(2)           Within thirty (30) days, the Board shall review, revise, and thereafter ensure Bank adherence to its written program designed to eliminate the basis of criticism of criticized assets. The program shall address assets criticized in the ROE, in any subsequent Report of Examination, by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as "doubtful," "substandard," or "special mention." An acceptable program shall require the Bank to consider for each criticized asset, at a minimum:

(a)	an identification of the expected sources of repayment;

(b)	the appraised value of supporting collateral and the position of the Bank's lien on such collateral where applicable;

(c)	an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations; and

(d)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment.

(3)           Upon revision, a copy of the program shall promptly be submitted to the Assistant Deputy Comptroller. Any subsequent modifications or additions to the program shall be forwarded to the Assistant Deputy Comptroller within ten (10) days of such modification or addition.

(4)           The Board, or a designated committee, shall conduct a review, on at least a quarterly basis, to determine:

(a)	the status of each criticized asset or criticized portion thereof that equals or exceeds one million dollars ($1,000,000);

(b)	management's adherence to the program adopted pursuant to this Article;

(c)	the status and effectiveness of the written program; and

(d)	the need to revise the program or take alternative action.

(5)           A copy of each review, including status updates for each criticized asset or criticized portion thereof that equals or exceeds one million dollars ($1,000,000), shall be forwarded to the Assistant Deputy Comptroller quarterly. The status updates shall follow a format similar to Appendix A, attached hereto.

(6)           The Bank may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination and whose aggregate loans or other extensions exceed one million dollars ($1,000,000) only if each of the following conditions is met:

(a)
the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board or designated committee approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and

(b)
a comparison to the documentation produced in accordance with the written program adopted pursuant to this Article shows that the Board's formal plan to collect or strengthen the criticized asset will not be compromised.

(7)           A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.

(8)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE VIII

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1)           Within sixty (60) days, the Board shall review, revise, and thereafter ensure Bank adherence to its written program designed to ensure the maintenance of an adequate Allowance for Loan and Lease Losses (“Allowance”). An acceptable program shall be designed in light of the comments on maintaining a proper Allowance found in the “Allowance for Loan and Lease Losses” booklet of the Comptroller’s Handbook and shall focus particular attention on the following factors:

(a)	results of the Bank's internal loan review;

(b)	results of the Bank's external loan review;

(c)	an estimate of inherent loss exposure on each credit in excess of one million dollars ($1,000,000);

(d)	loan loss experience;

(e)	trends of delinquent and nonaccrual loans;

(f)	concentrations of credit in the Bank;

(g)	present and prospective economic conditions; and

(h)
appropriate treatment of classified loans pursuant to OCC Bulletin 2006-47 – Allowance Guidance and Frequently Asked Questions on the ALLL, Financial Accounting Standard (FAS) 5 – Accounting for Contingencies, and FAS 114 – Accounting by Creditors for Impairment of a Loan.

(2)           The program shall provide for a review of the Allowance by the Board at least once each calendar quarter. Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions from earnings. Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.

(3)           Upon revision, a copy of the program shall promptly be submitted to the Assistant Deputy Comptroller.

(4)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE IX

BROKERED DEPOSITS

(1)           The Bank may accept, renew, or roll over Brokered Deposits (as defined by 12 C.F.R. § 337.6(a)(2)) for deposit at the Bank only after obtaining a prior written determination of no supervisory objection from the Assistant Deputy Comptroller.

(2)           The limitation of paragraph (1) shall include the acquisition of Brokered Deposits through any transfer, purchase, or sale of assets, including Federal funds transactions.

(3)           If the Bank seeks to acquire Brokered Deposits, the Board shall apply to the Assistant Deputy Comptroller for written permission. Such application shall contain, at a minimum, the following:

(a)	the dollar volume, maturities, and cost of the Brokered Deposits to be acquired;

(b)	the proposed use of the Brokered Deposits, i.e., short-term liquidity or restructuring of liabilities to reduce cost;

(c)	alternative funding sources available to the Bank; and

(d)	the reasons why the Bank believes that the acceptance of the Brokered Deposits does not constitute an unsafe and unsound practice in its particular circumstances.

(4)           The Assistant Deputy Comptroller may require the submission of such additional information as necessary to make an informed decision. Upon consideration of the Bank's application, the Assistant Deputy Comptroller will determine whether the proposed acquisition of Brokered Deposits may be accomplished in a safe and sound manner and may condition, or prohibit, the Bank's acquisition as the Assistant Deputy Comptroller shall deem appropriate.

(5)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to this Article.

ARTICLE X

PROFIT PLAN

(1)           Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written profit plan to improve and sustain the earnings of the Bank. This plan shall include, at minimum, the following elements:

(i)	identification of the major areas in and means by which the Board will seek to improve the Bank's operating performance;

(ii)	realistic and comprehensive budgets, including projected balance sheets and year-end income statements;

(iii)	a budget review process to monitor both the Bank's income and expenses, and to compare actual figures with budgetary projections; and

(iv)	a description of the operating assumptions that form the basis for major projected income and expense components.

(2)           The budgets and related documents required in paragraph (1) above for 2010 shall be submitted to the Assistant Deputy Comptroller within ninety (90) days. The Board shall submit to the Assistant Deputy Comptroller annual budgets as described in paragraph (1) above for each year this agreement remains in effect. The budget for each year shall be submitted on or before November 30, of the preceding year.

(3)           The Board shall forward comparisons of its balance sheet and profit and loss statement to the profit plan projections to the Assistant Deputy Comptroller on a quarterly basis.

(4)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to this Article.

ARTICLE XI

CLOSING

(1)           Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3)           Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4)           The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5)           In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;

(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)	require corrective action be taken in a timely manner of any non-compliance with such actions.

(6)           This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ Francis Alleman, Jr.	August 10, 2009
Francis Alleman, Jr.	Date
Assistant Deputy Comptroller
Houston Field Office

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Krishnan Balasubramanian	August 10, 2009
Krishnan Balasubramanian	Date

/s/ Helen F. Chen	August 10, 2009
Helen F. Chen	Date

/s/ May P. Chu	August 10, 2009
May P. Chu	Date

/s/ Shirley L. Clayton	August 10, 2009
Shirley L. Clayton	Date

/s/ Robert W. Hsueh	August 10, 2009
Robert W. Hsueh	Date

/s/ George M. Lee	August 10, 2009
George M. Lee	Date

/s/ Frank Li	August 10, 2009
Frank Li	Date

/s/ Charles L. Roff	August 10, 2009
Charles L. Roff	Date

/s/ David Tai	August 10, 2009
David Tai	Date

/s/ Joe Ting	August 10, 2009
Joe Ting	Date

/s/ Don J. Wang	August 10, 2009
Don J. Wang	Date